UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(B) OR (G) OF THE

SECURITIES EXCHANGE ACT OF 1934

WEBMD HEALTH CORP.

(Exact name of registrant as specified in its charter)

Delaware	20-2783228
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

111 Eighth Avenue, New York, NY	10011
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered:
Preferred Stock Purchase Rights	NASDAQ

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.   ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.   ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: None

WebMD Health Corp. (the “Company”) hereby amends its registration statement on Form 8-A (the “Original Registration Statement”), which it filed with the Securities Exchange Commission (the “SEC”) on November 3, 2011, as follows:

Item 1. Description of Registrant’s Securities to Be Registered.

The Company hereby amends and supplements Item 1 of the Original Registration Statement to reflect that on October 18, 2012, the Board of Directors of the Company adopted and the Company entered into an Amendment to Rights Agreement (the “Amendment”), which amends and supplements the Rights Agreement, dated as of November 2, 2011 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent.

The purpose of the Amendment is to:

•	extend the expiration date of the Rights Agreement from October 31, 2012 to October 31, 2014;

•	provide that equity compensation awards to directors will not be included in determining whether a stockholder becomes an “Acquiring Person” under the Rights Agreement; and

•	decrease the purchase price payable by holders of rights issued under the Rights Agreement upon exercise of such rights from $153.00 to $66.29.

No other changes to the Rights Agreement were made.

The Rights Agreement, as amended, will be presented for ratification by the Company’s stockholders at the 2013 Annual Meeting of Stockholders of the Company.

The foregoing description of the Amendment is qualified in its entirety by reference to (i) the Amendment, which is attached hereto as Exhibit 4.2 and is incorporated herein by reference and (ii) the Rights Agreement, which was filed as Exhibit 4.1 to the Original Registration Statement.

Item 2. Exhibits.

Item 2 of the Original Registration Statement is amended by adding the following Exhibit 4.2:

4.2.	Amendment to Rights Agreement, dated as of October 18, 2012, between WebMD Health Corp. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 19, 2012).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

WEBMD HEALTH CORP.

By:	/s/ Lewis H. Leicher
Lewis H. Leicher
Senior Vice President

Date: October 19, 2012

EXHIBIT INDEX

Exhibit No.	Description

4.1*	Rights Agreement dated as of November 2, 2011, between WebMD Health Corp. and American Stock Transfer & Trust Company, LLC, which includes the Form of Rights Certificate as Exhibit A, the Summary of Rights to Purchase Preferred Stock as Exhibit B and the Form of Certificate of Designation of the Preferred Stock as Exhibit C.

4.2	Amendment to Rights Agreement, dated as of October 18, 2012, between WebMD Health Corp. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 19, 2012).

*	Previously filed.